Exhibit 10.6

FOURTH AMENDMENT TO MASTER LEASE

THIS FOURTH AMENDMENT TO MASTER LEASE (this “Amendment”) is made and effective as of October 15, 2018 (the “Fourth Amendment Effective Date”), by and between GOLD MERGER SUB, LLC, a Delaware limited liability company, having an office at c/o Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, as landlord (together with its permitted successors and assigns, “Landlord”), and PINNACLE MLS, LLC, a Delaware limited liability company, having an office at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, as tenant (together with its permitted successors and assigns, “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor (“Pinnacle PropCo”), as landlord, and Tenant, as tenant, entered into that certain Master Lease, dated as of April 28, 2016, as amended by that certain First Amendment to Master Lease, dated as of August 29, 2016, that certain Second Amendment to Master Lease, dated as of October 25, 2016, and that certain Third Amendment to Master Lease, dated as of March 24, 2017 (as amended, the “Master Lease”; capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Master Lease), pursuant to the terms of which Landlord leased to Tenant the Leased Property;

WHEREAS, pursuant to that certain Merger Agreement, dated as of July 20, 2015, by and among Pinnacle PropCo, Landlord, and Gaming and Leisure Properties, Inc. (“GLPI”), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of March 25, 2016, by and among Pinnacle PropCo, Landlord, and GLPI, Pinnacle PropCo merged with and into Landlord on April 28, 2016, and Pinnacle PropCo’s interest in the Master Lease was transferred to Landlord by operation of law;

WHEREAS, pursuant to that Agreement and Plan of Merger (the “2017 Merger Agreement”), dated as December 17, 2017, by and among Tenant’s parent, Pinnacle Entertainment, Inc. (“PNK”), Penn National Gaming, Inc. (“Penn”), and Franchise Merger Sub, Inc. (“Merger Sub”), PNK, Penn, and Merger Sub have agreed that Merger Sub will merge with and into PNK, with PNK surviving the merger as a wholly owned subsidiary of Penn;

WHEREAS, in connection with the closing under the 2017 Merger Agreement, Landlord is acquiring, and Penn’s wholly owned subsidiary Plainville Gaming and Redevelopment, LLC is transferring, on the Effective Date, ownership interests in the real estate of the casino and racetrack located at 301 Washington St., Plainville, MA 02762 (commonly known as Plainridge Park Casino, “Plainridge Park Facility”);

WHEREAS, in connection with the 2017 Merger Agreement, Landlord and Tenant each desire to amend the Master Lease to (i) remove the following Facilities therefrom: Ameristar Kansas City in Kansas City, MO, Ameristar St. Charles in St. Charles, MO, Belterra Resort in Florence, IN and the Ogle Haus Inn in Vevay, IN (collectively, the “Divested Facilities”), (ii) pursuant to Section 1.2 of the Master Lease, add the Plainridge Park Facility as a Facility, and all of Landlord’s right and interest in and to the Land, Leased Improvements and Fixtures relating to the Plainridge Park Facility to the Leased Property, (iii) adjust the Rent on account of the removal of the Divested Facilities and the inclusion of the Plainridge Park Facility, and (iv) to amend certain other terms and conditions as more particularly set forth herein.

NOW, THEREFORE, in consideration of the provisions set forth in the Master Lease as amended by this Amendment, including, but not limited to, the mutual representations, warranties, covenants and agreements contained therein and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby respectively acknowledged, and subject to the terms and conditions thereof and hereof, the parties, intending to be legally bound, hereby agree that the Master Lease shall be amended as follows:

AMENDMENTS TO THE MASTER LEASE

Amendments to Exhibits and Schedules to Reflect Divestment of Divested Facilities and Addition of Additional Facility.

Exhibit A to the Master Lease is hereby deleted in its entirety and Exhibit A attached hereto, reflecting the omission of the Divested Facilities and the addition of the Plainridge Park Facility, shall replace and become “Exhibit A” to the Master Lease.  Exhibit B to the Master Lease is hereby deleted in its entirety and Exhibit B attached hereto, reflecting the omission of the legal descriptions for the Divested Facilities and the addition of the legal description for the Plainridge Park Facility, shall replace and become “Exhibit B” to the Master Lease.   Exhibit C to the Master Lease is hereby deleted in its entirety and Exhibit C attached hereto, reflecting the omission of the Gaming Licenses for the Divested Facilities and the addition of the Gaming Licenses for the Plainridge Park Facility, shall replace and become “Exhibit C” to the Master Lease.  Schedule A to the Master Lease is hereby deleted in its entirety and Schedule A attached hereto, reflecting the omission of disclosures relating to the Divested Facilities and the addition of disclosures relating to the addition of the Plainridge Park Facility, shall replace and become “Schedule A” to the Master Lease.  Schedule D to the Master Lease is hereby deleted in its entirety and Schedule D attached hereto, reflecting the omission of documents related to the Divested Facilities and the addition of documents related to the Plainridge Park Facility, shall replace and become “Schedule D” to the Master Lease.  Schedule 6.3 to the Master Lease is hereby deleted in its entirety and Schedule 6.3 attached hereto, reflecting the omission of the Tenant’s Subsidiaries related to the Divested Facilities and the addition of the Tenant’s Subsidiaries related to the Plainridge Park Facility, shall replace and become “Schedule 6.3” to the Master Lease.  On the Fourth Amendment Effective Date, (i) the Tenant’s lease with respect to the Divested Facilities only shall automatically terminate and be of no further force and effect, except for those obligations of Landlord and Tenant set forth in the Master Lease which relate to the period of Tenant’s lease of the Divested Facilities prior to and including the Fourth Amendment Effective Date and/or which specifically survive the expiration or earlier termination of the Tenant’s lease of the Divested Facilities or as otherwise agreed to by the parties, and (ii) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Plainridge Park Facility and the Plainridge Park Facility shall be deemed included in the Leased Property, including the Land, Leased Improvements and Fixtures, as applicable.

Amendments to Definitions and to Adjust Rent Amounts.

After giving effect to this Amendment and the adjustments required by the Master Lease from inception of the Master Lease through the Fourth Amendment Effective Date, the parties agree as follows:

The definition of “Base Rent” set forth in Section 2.1 of the Master Lease is hereby deleted entirely and hereby replaced with the following: “Base Rent:  The sum of (i) the Building Base Rent, (ii) the Land Base Rent, and (iii) Thirty Eight Million, Nine Hundred Thousand Dollars ($38,900,000).”

The following sentence is hereby added to the definition of “Building Base Rent” set forth in Section 2.1 of the Master Lease: “Notwithstanding anything to the contrary set forth herein, as of the Fourth Amendment Effective Date, the Building Base Rent is $226,221,752.00.”

The definition of “Escalation” set forth in Section 2.1 of the Master Lease is hereby deleted entirely and hereby replaced with the following:  “Escalation:  For any Lease Year (other than the first Lease Year), the lesser of (a) an amount equal to the excess of (i) the Escalated Building Base Rent for such Lease Year over (ii) the Building Base Rent for the immediately preceding Lease Year, and (b) an amount (but not less than zero) that adding such amount to the Rent for the immediately preceding Lease Year will have yielded an Adjusted Revenue to Rent Ratio for such preceding Lease Year of 1.8:1, provided that the term “Rent” as used in this definition shall mean the Rent, minus Thirty Eight Million, Nine Hundred Thousand Dollars ($38,900,000).”

The following definition is hereby added to Section 2.1 of the Master Lease:  “Fourth Amendment Effective Date:  As defined in the Fourth Amendment to Master Lease, dated October 15, 2018.”

The following sentence is hereby added to the definition of “Land Base Rent” in the Master Lease: “Notwithstanding anything contrary set forth herein, as of the Fourth Amendment Effective Date, the Land Base Rent is Thirty Two Million, Three Hundred Fifty Six Thousand, Two Hundred Fourteen Dollars $32,356,214).”

Notwithstanding anything to the contrary set forth in the Lease, from the Fourth Amendment Effective Date through and including April 30, 2020,the amount of Percentage Rent otherwise payable under the Master Lease shall be an amount equal to $31,766,812.00.  Effective as of the Fourth Amendment Effective Date, the definition of “Percentage Rent” in the Master Lease is hereby amended as follows: (x) the amount set forth in clause (b) of clause (ii) of the second sentence of the definition of Percentage Rent is deleted in its entirety and replaced with $808,905,340.00 and (y) any Net Revenues attributable to the Plainridge Park Facility (and, for the avoidance of doubt, the Divested Properties) shall be disregarded for purposes of calculating Percentage Rent following the Fourth Amendment Effective Date.

On the Fourth Amendment Effective Date, Tenant shall pay to Landlord an amount equal to $3,241,666.67, which amount will cover the first month’s increase in rent established pursuant to this Amendment (“Fourth Amendment Initial Incremental Rent Payment”), and thereafter rent shall be paid in accordance with Section 3.1 of the Master Lease (as amended hereby); provided, however, if the Fourth Amendment Effective Date occurs on any date that is not the first of a calendar month, the Fourth Amendment Initial Incremental Rent Payment shall be prorated for such partial month in accordance with Section 3.1 of the Master Lease.

The definition of “Tenant’s Parent” set forth in Section 2.1 of the Master Lease is hereby deleted in its entirety and replaced with the following definition: “means Penn National Gaming, Inc., a Pennsylvania corporation, and any successor thereto.”

Amendment to Section 14.6.  Section 14.6(iii)-(v) of the Master Lease are hereby deleted entirely and replaced with the following paragraphs (iii)-(vi):

“(iii)                the Percentage Rent due from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than the Plainridge Park Facility), shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property (other than the Plainridge Park Facility) then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Percentage Rent payable immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(iv)                  the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent shall be modified from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than the Plainridge Park Facility) by reducing the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent by an amount determined by multiplying (A) a fraction, (x) the numerator of which is the Adjusted Revenue for the affected Leased Property and (y) the denominator of which is the Adjusted Revenue for all of the Leased Property (other than the Plainridge Park Facility) then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B)  the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(v)                   in the event the affected Leased Property triggering the Leased Property Rent Adjustment Date is the Plainridge Park Facility, then the Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by Twenty-Five Million Dollars ($25,000,000); and

(vi)                  Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.”

Amendment to Notice Provision.  Article XXXV of the Master Lease is hereby deleted entirely and hereby replaced with the following:

“35.1 Notices.

Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:	Pinnacle MLS, LLC c/o
Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
	Attention:	Chief Executive Officer
	Facsimile:	(610) 373-4966

With a copy to: (that shall not constitute notice)	Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
	Attention:	Justin P. Klein, Esq.
	Facsimile:	(215) 864-9166

To Landlord:	GLP Capital, L.P. c/o
Gaming and Leisure Properties, Inc.
845 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
	Attention:	Chief Executive Officer
	Facsimile:	(610) 401-2901

And with copy to (which shall not constitute notice):	Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
	Attention:	Yoel Kranz, Esq.
	Facsimile:	(617) 649-1471

or to such other address as either party may hereafter designate.  Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery.  If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted.  Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.”

AMENDMENT TO, TERMINATION OF AND/OR NEW MEMORANDUM OF LEASE

Landlord and Tenant shall enter into one or more of the following: (a) amendments to any memorandum of lease which may be been recorded in accordance with Article XXXIII of the Master Lease; (b) terminations of memorandum of lease with respect to the Divested Facilities which may have been recorded in accordance with Article XXIII of the Master Lease; and (c) new memorandum of lease with respect to the Plainridge Park Facility, all of which shall be in form suitable for recording in each county in which a Leased Property is located.  Tenant shall pay all costs and expenses of recording any such amendment to, termination of or new memorandum of lease and shall fully cooperate with Landlord in removing from record any such memorandum of lease still encumbering title to each Facility upon the expiration or earlier termination of the Term with respect to the applicable Facility.

AUTHORITY TO ENTER INTO AMENDMENT

Each party represents and warrants to the other that:  (i) this Amendment and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Amendment and the Master Lease, as amended hereby, within the State(s) where any portion of the Leased Property is located, and (iii) neither this Amendment or the Master Lease, as amended hereby, nor any other document executed or to be executed in connection herewith, violates the terms of any other agreement of such party.

MISCELLANEOUS

Costs and Expenses; Fees.  Each party shall be responsible for and bear all of its own expenses incurred in connection with pursuing or consummating this Amendment and the transactions contemplated by this Amendment, including, but not limited to, fees and expenses, legal counsel, accountants, and other facilitators and advisors.

Choice of Law and Forum Selection Clause.  This Amendment shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive Laws of the State of New York without regard to the conflict of law principles thereof or of any other jurisdiction

Counterparts; Facsimile Signatures.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

No Further Modification.  Except as modified hereby, the Master Lease remains in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Fourth Amendment has been duly executed and delivered by each of the undersigned as of the date first above written.

LANDLORD:

GOLD MERGER SUB, LLC

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: Secretary

TENANT:

PINNACLE MLS, LLC

By:	/s/ Elliot D. Hoops
Name: Elliot D. Hoops
Title: Vice President and Secretary

Signature Page to Fourth Amendment to Master Lease